First Quarter 2002 Earnings
                                 Conference Call
                                January 29, 2002
                                 10:00 a.m. CST

Charlie:

Welcome. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly conference call, if at all.

This morning, we were quite pleased to report first quarter earnings per share of $0.50, about $0.05 per share higher than the estimates in our Form 8-K filing of November 1, 2001. The higher earnings were attributable to a $0.05 per share favorable settlement, in December 2001, of a federal research and development tax credit claim.

Reported earnings per share would have been $0.09 lower, or $0.41, without the benefit of the change in accounting rules for the amortization of goodwill and certain other intangible assets. That would have been down 14.6% compared to results in the first quarter of last year, primarily due to softness in our concrete placement business and significant spending on bid and proposal activities, primarily for major U.K. and U.S. defense programs.

We also re-affirmed estimated fiscal 2002 earnings per share of $2.98, after the effects of the elimination of goodwill and other intangible assets amortization and assuming no further acquisitions. It is too early in our fiscal year to change our annual earnings estimate based on the favorable performance in the first quarter. We're entering our strongest seasonal quarters and we will know more about our expected annual performance at the end of the second quarter.

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First Quarter Results

Now let's look closer at first quarter results.

Consolidated sales were up 27.9%, with consolidated operating income margins of 4.9%, compared to 6.3% last year. Consolidated operating income was flat at $17.8 million compared to last year, but would have been down about 20% without acquisitions and the benefit of the elimination of goodwill and other intangible asset amortization.

Essentially, in the first quarter we continued the recent trend of trading high margin concrete placement sales for low margin MTVR sales and spent heavily on defense bid and proposal activities, thus delivering flat operating income in spite of the higher sales.

Let me expand a little bit on individual business segments.

Fire and Emergency

First, fire and emergency sales grew 2.3% to $95.9 million in the quarter, and operating income was up 5.4% to $7.8 million, or 8.1% of sales. Excluding the results of our Medtec acquisition and the impact of the nonamortization of goodwill, organic sales decreased 1.3% and operating income would have declined 10.5%. These results are down slightly from our November 1, 2001 estimates due to weakness at our Kewaunee Fabrications business, which fabricates heavy weldments for Pierce and for certain construction and logging customers.

Pierce's backlog was up 6.3% at December 31, compared to the prior year.

Defense

In defense, sales were up 67.1% to $136.6 million in the first quarter due to full-rate production under the company's MTVR contract. Operating income fell 5.9% in the first quarter to $8.0 million, but was $2.5 million better than estimated on November 1st, primarily due to higher parts sales, as a result of higher U.S. Army spending following the tragic events of September 11.

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Operating income margins fell from 10.5% in the first quarter of last year to
5.9% this year due to lower margins on substantially higher MTVR sales and higher spending on bid and proposal activities.

Commercial

Sales in the commercial segment were up 20.9% in the first quarter to $129.4 million, while operating income was up 18.2% to $7.3 million. Excluding Geesink Norba results and the benefit of the nonamortization of goodwill, commercial segment sales and operating income would have been down 6.4% and 23.8%, respectively. Concrete placement sales were down 25.0% during the quarter, while domestic refuse sales were up 25.8%.

Results for our concrete placement business are consistent with 2001 trends. Spending remains cautious at concrete ready-mix companies in spite of relatively strong housing starts. At December 31, rear-discharge and front-discharge concrete mixer unit backlogs were down 22.9% and 52.1%, respectively, compared to prior year.

Refuse body customers also have begun to cut spending, especially our commercial waste services customers, but we have enjoyed increased new business with municipalities and the "Big Three" waste haulers, which caused the domestic refuse sales increase in the first quarter. Our domestic refuse unit backlog was down 2.5% at December 31, 2001, compared to prior year levels. This is a seasonally slower period for refuse orders.

Geesink Norba results were disappointing in the first quarter, generating single digit operating income margins on $29.3 million of sales. Sales were less than expectations due to late chassis deliveries in the United Kingdom, erosion of some Norba brand market share in the U.K. and France and a general weakening in the European economy. In addition, production efficiencies declined on the lower sales volume. Bob will have more to say regarding what we are doing to improve Geesink Norba results going forward. In spite of the weakness, Geesink Norba was neutral to earnings in the first quarter.

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Corporate

At the corporate level, our corporate expenses were up about $0.9 million in the first quarter compared to the prior year due to increases in variable compensation and support costs associated with the integration of recent acquisitions.

From a debt perspective, our borrowings declined from $359.3 million as of September 30, to $318.8 million at December 31, 2001. That's also down from our $360 million estimate as of December 31, 2001. Across the board, all of our businesses got the message that we are targeting debt reduction in fiscal 2002.

2002 Outlook

Let me now briefly turn to a discussion of assumptions behind our fiscal 2002 estimates. It is too early to change our annual earnings estimate based on the favorable performance in the first quarter. We will know more at the end of the second quarter whether these trends continue, or whether economic weakness in the U.S. or Europe will drive down our estimates. At this time, we believe that fiscal 2002 sales, assuming no further acquisitions, will approximate $1.625 billion, up slightly from our previous estimates and up about 12.4% from fiscal 2001. We continue to believe earnings per share will approximate $2.98, again assuming no acquisitions. We expect fire and emergency sales to be essentially flat with prior year at $465.0 million in 2002. This represents a $10.5 million decline from our previous estimate due to anticipated lower sales at Kewaunee Fabrications and at Pierce, where we are now assuming a less favorable mix of apparatus sales for the year. Our backlog is relatively strong at a plus 6.3% to prior year, but we expect municipal spending to fall later this year. We believe defense sales will rise to about $555 million in 2002 due to a $156 million increase in MTVR sales as we operate at full-rate production under that contract for a full year and higher anticipated parts sales. However, as previously reported, we expect our higher margin international heavy truck sales to decline, resulting in a net defense sales increase of $132 million. That's up from our previous estimate of $540 million due to higher expected parts sales. We expect commercial segment sales to increase about 8.4% in fiscal 2002 to about $607 million. We estimate that Geesink Norba will contribute all of the segment's sales increase by increasing about $81 million in fiscal 2002, with

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anticipated sales of $100 million on an annual basis. That's down from the $120 million we previously estimated due to weakness in European markets. We continue to project concrete placement sales to be down 21% in units in fiscal 2002, but we now estimate those sales may be down only 12% in dollars due to higher package sales of the mixer and chassis. We continue to project domestic refuse sales to be up only 5% in fiscal 2002. We estimate strong sales to the three largest waste haulers and some market share gains to offset a weakening in capital spending by most commercial waste haulers and municipal customers.

By quarter, we believe that these sales expectations by segment would result in consolidated sales of about $394 million in quarter two, $441 million in quarter three and $429 million in quarter four in fiscal 2002. These represent only slight changes from our previous estimates.

We now estimate our consolidated operating income will approximate $104 million in 2002, or 6.4% of sales. That's down from our previous estimate of $107 million.

By business segment, we believe that fire and emergency operating income will approximate $50 million in fiscal 2002, or about 10.8% of sales. That's down $2 million from our previous estimate on the lower sales estimate. Defense operating income should approximate $35 million, or 6.3% of sales. This assumes no margin improvement on the MTVR contract from the current 3.3% operating income margin, although we continue to target higher margins under the program. We expect higher parts sales to contribute to the $2 million increase in our operating income estimate for the year. We expect commercial operating income to approximate $39 million, or 6.4% of sales. We anticipate that continuing softness in our Geesink Norba business will be largely offset by improved cost performance in our domestic refuse business, resulting in the $1 million decrease in our estimate of commercial segment operating income for the year.

We expect corporate expenses to approximate $20.0 million in fiscal 2002, up from our previous estimate of $18.0 million in fiscal 2002. This increase largely reflects higher insurance costs and variable compensation. We are also projecting $26 million in net interest costs in 2002. That's down $2.0 million from our previous estimate due to lower estimated borrowings and lower interest rates.

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By quarter, we expect EPS to approximate $0.67, $0.86 and $0.94 for the remaining quarters of fiscal 2002. These estimates are similar to our previous estimates.

Of course, there are downsides to every estimate. Certainly, concrete mixer sales could decline by another 35% - 40% from fiscal 2001 instead of our 12% estimate if the recession is more severe than we have assumed. And, we may be unable to sustain market share gains in refuse and fire in 2002. Upside to these estimates could involve improvement in MTVR margins. A one percentage point improvement in MTVR margins in fiscal 2002 would approximate $0.17 per share.

From a financial position standpoint, assuming no acquisitions, we are adjusting our previous debt estimates downward. We now estimate that debt will grow seasonally to $325 million at March 31, 2002, and then decline to $310 million at June 30, 2002 and $285 million at September 30, 2002. Our new debt estimates assume that our debt will remain relatively stable until the fourth quarter when we hope to drive debt down to $285 million. That target is unchanged from our previous estimate. We expect capital spending in fiscal 2002 to be no more than $25 million.

Now I'll turn it over to Bob to discuss our outlook for next year.

Bob:

Good morning. Thanks for your interest in our first quarter results. I'm very encouraged and pleased by the numbers that the company generated, in view of continued weakness in the economy. Our diversity continues to serve us well.

There's a lot of talk on the Street these days about getting "back to fundamentals," in the wake of the technology crisis. That's what Oshkosh has always been about - the basic blocking and tackling of successful business operations. We may not be "hot" and glamorous, but when it comes to solid strategies and a realistic outlook on performances, we turn a clean report card. In fact, it's that back-to-basics approach that put Oshkosh at No. 11 on the Forbes Best Big Companies list in January. That, and the truly tremendous team of people who work at this company. I'm proud to be included on the Forbes list with such a respected company as Harley-

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Davidson, another Wisconsin-based company. I'm beginning to wonder if the roar of engines is a factor in earnings growth.

Now, moving on to our businesses.

Defense

In the last quarter we have seen a rather dramatic shift in the budgetary priorities of our federal government. September 11 was, of course, the catalyst. Last week, President Bush went a step further. He told a military audience that he would ask Congress for the largest defense spending increase since the early 80s. We believe that request may revive the prospect of far-reaching military reform and major investments in personnel and equipment. Obviously, it is too early to speculate on how this may affect Oshkosh Truck; but we expect the broad shift in spending priorities toward our nation's defense to be a positive one for us long-term. We'll keep our eye on developments.

At Oshkosh, 2002 is a watershed year for our defense business for several reasons.
o First, we signed our first major defense order for the U.K. Ministry of Defence. We will begin building their heavy equipment transporters during this fiscal year.
o Second, $2 billion in future U.K. defense truck requirements are in competition. During the first quarter, we submitted our technical and price proposal for their wheeled tanker requirements, and at the same time started our proposal work for their cargo support vehicles. We turned in our proposal for the wheeled tankers on January 8 and the proposal weighed in at a whopping 3,200 pounds. The Ministry of Defence is on schedule to select a preferred bidder on the wheeled tanker program sometime in April. By the way, a consortium led by MAN is our only competitor on this program.
o Third, November is the decision date on the cargo support vehicle program. We submit our bid on that program on April 9. Competitors for that program include Leyland, MAN, Mercedes Benz and Stewart & Stevenson.

Happily, our recent acquisition of Geesink Norba is beneficial in that we now have several major operations in the United Kingdom to provide aftermarket service. In addition, we are firmly committed to providing

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major in-country content on all of these proposals. We consider both of these issues to be factors in the selection.

As Charlie already mentioned, our defense business had a very good quarter marked by strong truck and aftermarket parts sales. In fact, we became a prime supplier for 1200 FMTV parts.


Fire & Emergency

Fire and emergency first quarter sales were healthy, up 2.3 percent year over year. Quite frankly, we are optimistic and encouraged regarding this segment's fiscal 2002 performance for several reasons:
o Congress is exhibiting a new sensitivity to the needs of the nation's fire service. Funding for the 2002 FIRE Grant received a major boost in December when Congress agreed to more than double funding for fire departments. The 2002 grant is up from $150 million to $360 million in funding for this year. That's up almost four-fold over 2001 levels of $100 million. And, FEMA has streamlined the application process to avoid the bottleneck in grant approval that we experienced last year.
o All indicators point to a general slow down in fire trucks sales due to tighter municipal spending in 2002, yet we built our backlog of municipal fire trucks during the quarter.
o We saw several major orders, including forty rescues for the Air Force. While the requirement for these units had existed for some time, the funding came through following September 11. More demand may evolve as municipalities evaluate their readiness and role in homeland security.
o Market acceptance of our TAK-4(TM)independent suspension system has generated almost 200 unit sales in less than a year after introduction.
o And, Medtec continues to outpace our original expectations. The benefits of its expanded distribution network are becoming evident.

In our airport business, we are seeing a strong incoming sales flow for ARFF vehicles due to the excellent new product development work done on the Striker and the impact of Operation Enduring Freedom. Our backlog of Strikers runs into fiscal 2003, and the Air Force bought 27 TI-Series to support operations worldwide. On the snow side, the first quarter sales were remarkably strong, yet we are starting to see the impact of heightened

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security concerns and a mild winter. Airports are re-allocating capital spending toward increased security measures and equipment. Although these factors are unlikely to affect long-term opportunities for snow removal vehicles, in the short-term they may impact sales volume.

Commercial - Concrete Placement

It would have been another down quarter for commercial sales, if not for the Geesink Norba acquisition. Basically, the reason hasn't changed. At the moment, the concrete placement market remains dramatically depressed from 2000's record levels. One of our major competitors in front-discharge concrete mixers has even entered Chapter 11 recently. Yet, there's some positive news for the long-term outlook in that consumer confidence is up and housing starts for calendar 2001 were up slightly over 2000 at 1.6 million.

If the economy begins to improve, we believe McNeilus is well positioned for the turn around. On March 19, we will unveil a revolutionary, new product at Conexpo Con/Ag in Las Vegas. We believe this represents the greatest advancement in the concrete placement industry since the introduction of the first truck mounted mixers back in the 1930's. It will mean increased efficiency and profitability for our customers. You'll hear more on that during our next call.

Commercial - Refuse

McNeilus's U.S. refuse collection business was the backbone of our commercial performance during the first quarter of 2002. Sales were up 26%.

We've long said that we wouldn't stand to remain number two in this market. Over the last few years, that team, led by Dan Lanzdorf and Jim Johnston, have dug deep, put their backs into it and pushed. And this is the quarter that we reaped the rewards. This is the quarter that McNeilus moved into the number one position in terms of U.S. market share. And we don't intend to give it up. My congratulations and thanks to Dan, Jim and the great team at McNeilus for this stellar accomplishment.

First quarter performance of the McNeilus refuse business was marked by strong sales to Waste Management and other large haulers such as Allied

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and Republic. Small and mid-size fleets contracted their capital expenditures, and municipalities continued to purchase at a steady pace. Municipalities continue to offer excellent potential for McNeilus refuse products.

McNeilus also introduced all-makes parts sales to the refuse market in late 2001 to enhance their position as a one-source solution for refuse haulers, large and small. Parts business has been brisk as a result.

The European market that the Geesink Norba Group is facing today is far different than a year ago. The economy has weakened, and we have realized that Geesink's integration of Norba, which began back in October 2000, was never fully realized and still holds some challenges. As a result, the sales order rate is off by 20%. However, during the first quarter we took major strides in resolving the status quo:
o    We put a strong, aggressive leadership team in place.
o    Accountability measures for sales and deliveries are in place.
o    Targeted, country-specific sales strategies are starting to take hold.
o The new product development process has been streamlined, analyzed and accelerated.
o The production process at Emmeloord has been overhauled and efficiencies are already on the rise. In addition, delivery times are improving.
o Purchased materials cost analysis is complete, and the quoting process with vendors worldwide is well under way.

From my perspective, Geesink Norba was an excellent investment. We have already made dramatic progress is dealing with some of the discoveries that you make in the early days of a marriage like this. We've done that before - with each of our acquisitions. Although our results so far have been somewhat disappointing, we have begun this integration in a positive and efficient manner to support long-term performance. I continue to believe that this acquisition will be accretive to earnings in 2002 by up to $0.08 per share.

Before we take your questions, I'd like to make note of a few things. This remains a poor economic climate, but we believe we are beginning to see prospects of a recovery in the second half of this year. Consumer

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confidence is up. Productivity is up. Homebuilding is expected to hold steady in
2002. Those are all encouraging.

In any case, we are managing as though the recession will continue. We are maintaining tight fiscal restraint in most areas, but continuing strategic investment in areas that create long-term value for us such as major defense contract competitions and development of major new products which you'll be seeing sometime this year. Our focus remains on integrating Geesink Norba, paying down debt to increase returns on invested capital and competing aggressively to win major defense competitions in the U.K. and U.S. Thank you.

Operator, please announce the question and answer period.


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